UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Consent Solicitation Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Under Rule 14a-12

MATEON THERAPEUTICS, INC.

(Name of Registrant As Specified In Charter)

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MATEON THERAPEUTICS, INC.

23937 Agoura Road, Suite 107

Agoura Hills, CA 91301

NOTICE OF CONSENT SOLICITATION

Mateon Therapeutics, Inc., a Delaware corporation (the “Company”), is soliciting your consent (the “Consent Solicitation”) and furnishing the accompanying Consent Solicitation Statement (the “Consent Solicitation Statement”) to the holders (“Stockholders”) of shares of its common stock, par value $0.01 per share (“Common Stock”) and Series A Convertible Preferred Stock, par value $0.01 per share (“Preferred Stock”) to approve the following actions (collectively, the “Corporate Actions”):

(1)	election of four individuals to serve as directors of the Company until the next annual meeting of directors, including two continuing directors and two new directors:

Vuong Trieu (continuing)

William D. Schwieterman (continuing)

Steven W. King (new)

Anthony E. Maida III (new);

(2)	approval to change the name of the Company to “Oncotelic, Inc.” and to change the Company’s ticker symbol (the “Name Change”);

(3)	approval of a reverse stock split of the outstanding Common Stock in a ratio of up to 1 for 50, with the precise ratio determined by the Board of Directors (the “Reverse Split”);

(4)	approval of an increase in the authorized number of shares of Common Stock from 150,000,000 to 750,000,000 (the “Recapitalization”); and

(5)	approval of an amended and restated certificate of incorporation for the Company to give effect to the Name Change, Reverse Split, Recapitalization and forum selection provision.

In order to save the expense associated with holding a special meeting of our Stockholders, the Board of Directors has elected to seek your written consent (“Written Consent”) as a Stockholder in accordance with Section 228 of the Delaware General Corporation Law to approve the Corporate Actions.

Our Board of Directors has fixed the close of business on [●], 2019 as the record date (the “Record Date”) for the Consent Solicitation. Only Stockholders of record of our Common Stock and Preferred Stock at the close of business on that date are entitled to notice of and to provide consent to the Corporate Actions as set forth in this Notice of Consent Solicitation.

This Notice of Consent Solicitation is being issued by the Company and is intended to be mailed on or about [●], 2019. We are not holding a meeting of Stockholders in connection with this Consent Solicitation. The Consent Solicitation Statement on the following pages further describes the Corporate Actions being presented to our Stockholders for consent. Our Board of Directors recommends that you consent to the approval of the Corporate Actions by marking the box entitled “FOR” and return the consent, which is attached as Annex A to the Consent Solicitation Statement, in the enclosed envelope (or by telephone or via the Internet) as soon as possible.

Your vote is important. The accompanying Consent Solicitation Statement explains the Consent Solicitation and the Corporate Actions to be voted on in more detail. Please read the Consent Solicitation Statement carefully.

Dated: [●], 2019

By Order of the Board of Directors,

/s/ VUONG TRIEU
Vuong Trieu
Chief Executive Officer

MATEON THERAPEUTICS, INC.

23937 Agoura Road, Suite 107

Agoura Hills, CA 91301

CONSENT SOLICITATION STATEMENT

In this Consent Solicitation Statement, we refer to Mateon Therapeutics, Inc., a Delaware corporation, as the “Company,” “we,” “us,” or “our.”

Our Board of Directors (the “Board”) is furnishing this Consent Solicitation Statement to holders (“Stockholders”) of our common stock, par value $0.01 per share (“Common Stock”) and Series A Convertible Preferred Stock, par value $0.01 per share (“Preferred Stock”) to approve the following corporate actions (collectively, the “Corporate Actions”):

(1)	election of four individuals to serve as directors of the Company until the next annual meeting of directors, including two continuing directors and two new directors:

Vuong Trieu (continuing)

William D. Schwieterman (continuing)

Steven W. King (new)

Anthony Maida (new);

(2)	approval to change the name of the Company to “Oncotelic, Inc.” and to change its ticker symbol (the “Name Change”);

(3)	approval of a reverse stock split of the outstanding Common Stock in a ratio up to 1 for 50, with the precise amount determined by the Board (the “Reverse Split”);

(4)	approval of an increase in the authorized number of shares of Common Stock from 150,000,000 to 750,000,000 (the “Recapitalization”); and

(5)	approval of an amended and restated certificate of incorporation for the Company (the “Certificate of Incorporation”) to give effect to the Name Change, Reverse Split, Recapitalization and forum selection provision.

Purpose of the Consent Solicitation Statement

In order to eliminate the time and costs involved in holding a special meeting, our Board elected to seek approval of the Corporate Actions by written consent. Under the Delaware General Corporate Law, we are permitted to secure the approval of the Corporate Actions by written consent of our Stockholders.

Who May Consent

Written Consents are being solicited from Stockholders of record as of [●], 2019, the record date set in connection with this Consent Solicitation Statement (the “Record Date”). Holders of our Common Stock and Preferred Stock as of the Record Date are receiving this Consent Solicitation Statement and attached form of Written Consent and are entitled to consent to the Corporate Actions.

Stockholders who wish to consent to the Corporate Actions must return the attached form of Written Consent either by mail, facsimile or the Internet on or before [●] p.m. Pacific Time on [●], 2019 (the “Expiration Date”). The Company expects that this Consent Solicitation will end immediately upon receipt of a sufficient number of written consents to approve the Corporate Actions set forth herein. The Company reserves the right (but is not obligated) to accept any Written Consent received by any other reasonable means or in any form that reasonably evidences the giving of consent to the approval of the Corporate Actions. The Company expressly reserves the right, in its sole discretion and regardless of whether any of the conditions of the Consent Solicitation have been satisfied, subject to applicable law, at any time prior to Expiration Date to (a) terminate the Consent Solicitation for any reason, including if the consent of Stockholders holding a majority of the Company’s outstanding shares has been received; (b) waive any of the conditions to the Consent Solicitation; or (c) amend the terms of the Consent Solicitation. The final results of this Consent Solicitation will be published in a Current Report on Form 8-K by the Company. This Consent Solicitation Statement and the Current Report on Form 8-K shall constitute notice of taking of a corporate action without a meeting by less than unanimous written consent as permitted by applicable law.

IF YOU HOLD YOUR STOCK IN “STREET NAME,” YOU MUST INSTRUCT YOUR BROKER OR NOMINEE TO APPROVE THE PROPOSALS. IF YOU FAIL TO DO SO, YOUR BROKER OR NOMINEE MAY NOT RETURN THE WRITTEN CONSENT. Any beneficial owner of the Company who is not a record holder must arrange with the person who is the record holder or such record holder’s assignee or nominee to: (a) execute and deliver a Written Consent on behalf of such beneficial owner; or (b) deliver a proxy so that such beneficial owner can execute and deliver a Written Consent on its own behalf.

Requests for copies of this Consent Solicitation Statement should be directed to Mateon Therapeutics, Inc. at the address or telephone number set forth above. If you have any questions regarding your form of Written Consent, please contact [●].

American Stock Transfer will act as tabulation agent for this Consent Solicitation Statement.

Consent Required

Under Delaware law and our Bylaws, a majority of the voting power of our outstanding Common Stock and Preferred Stock is required to approve the Corporate Actions.

As of the Record Date, there were (a) [●] shares of our Common Stock and (b) [●] shares of Preferred Stock issued and outstanding. Each share of Preferred Stock is convertible into 1,000 shares of Common Stock. Each share of outstanding Common Stock is entitled to one vote on matters submitted to the Stockholders. Each share of outstanding Preferred Stock is entitled to vote on matters submitted to the Stockholders on an “as-converted” basis, so 1,000 votes per share. Accordingly, the total number of shares entitled to vote (including the conversion of the Preferred Stock) on the Record Date was [●] shares.

Stockholder approval of the Corporate Actions will be effective upon our receipt of affirmative Written Consents, not previously revoked, representing at least [●] votes, or a majority of votes that may be cast by our issued and outstanding voting securities as of the Record Date (the “Effective Date”). Accordingly, abstentions from submitting your Written Consent will have the same effect of disapproving the Corporate Actions.

For a discussion of the beneficial ownership of the Company’s outstanding Common Stock and Preferred Stock by the Company’s directors, executive officers and 5% stockholders, see “Security Ownership of Management and Certain Beneficial Owners” below.

Revocation of Consents

You may withdraw or change your Written Consent at any time prior to the Effective Date by submitting a written notice of revocation to the Company’s Corporate Secretary at the address set forth above. A notice of revocation or withdrawal must specify the record stockholder’s name and the number of shares being withdrawn.

Appraisal Rights

Neither Delaware law nor our Certificate of Incorporation provide our Stockholders with appraisal rights in connection with any of the Corporate Actions.

Expenses of this Solicitation

We will bear the entire cost of the solicitation, including preparation, printing and mailing costs of the Consent Solicitation Statement. Written Consents will be solicited principally through the mail. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward these consent solicitation materials to stockholders whose shares of Common Stock or Preferred Stock are held of record by such entities, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection herewith.

Background of the Corporate Actions

Merger with Oncotelic, Inc.

On April 22, 2019, the Company completed a merger with Oncotelic, Inc., a Delaware corporation (“Oncotelic”) and a clinical-stage biopharmaceutical company focused on the treatment of cancer using TGF-ß RNA, whereby Oncotelic was merged into a wholly-owned subsidiary of the Company (the “Oncotelic Merger”). In connection with the Oncotelic Merger, the Company issued approximately 41,000,033 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) and 193,713 shares of the Company’s newly designated Series A Convertible Preferred Stock (the “Preferred Stock”) in exchange for all of the previously outstanding shares of Oncotelic common stock.

At the time of the Oncotelic Merger, the Company did not have sufficient authorized but unissued Common Stock to pay the full merger consideration. Consequently, on April 22, 2019 the Company filed a Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate of Designation”) with the Delaware Secretary of State, establishing and designating 5,000,000 shares of Preferred Stock. The Preferred Stock has substantially the same rights as Common Stock, but each shares of Preferred Stock has voting and economic rights equal to 1,000 shares of Common Stock. Holders of Preferred Stock have the right to convert to shares of Common Stock at any time at their election, subject to the availability of sufficient Common Stock at the time of conversion. The outstanding Preferred Stock will automatically convert into shares of Company Common Stock on the effectiveness of the authorization of additional Common Stock or a reverse split of the outstanding Common Stock sufficient to permit the conversion of the Preferred Stock in full.

In connection with the Oncotelic Merger, the Company’s former directors (other than William D. Schwieterman) resigned, and new nominees are now being proposed to the Board. The Corporate Actions are intended to allow the Company to re-brand itself under the “Oncotelic” name and to reorganize its capital structure to create additional flexibility to pursue opportunities to secure needed capital to finance the Company’s ongoing operations and to pursue strategic initiatives as they arise.

Merger with PointR Data, Inc.

On November 4, 2019, the Company completed a merger with PointR Data Inc., a Delaware corporation (“PointR”) and a privately-held, developer of high performance cluster computer and artificial intelligence applications, whereby PointR was merged into a wholly-owned subsidiary of the Company (the “PointR Merger”).

In connection with the PointR Merger, the Company issued approximately 84,475 shares of Preferred Stock to the former stockholders of PointR, in exchange for all of the previously outstanding shares of PointR common stock. The PointR merger agreement also provides for two additional payments of merger consideration based on PointR’s achievement of a development milestone and a revenue milestone. Each additional payment of merger consideration is for an aggregate value of $7,500,000 and payable in additional shares of the Company’s Common Stock, based on the market price at the time of payment, subject to a minimum value of $0.18 per share.

Effect of Approval

The Corporate Actions are intended to re-brand the Company following the Oncotelic Merger, to appoint independent members to the Board of Directors, and to create additional authorized Common Stock to support the Company’s ability to finance its operations or to complete any future strategic acquisitions. We do not currently have sufficient Common Stock authorized to permit conversion of all of the Preferred Stock issued in connection with the Oncotelic Merger and the PointR Merger. If the Corporate Actions are approved, and a Reverse Split or Recapitalization take place, it would result in the automatic conversion of 278,188 shares of Preferred Stock into 278,188,000 shares of Common Stock (as adjusted for any Reverse Split).

The Oncotelic Merger and PointR Merger were structured as triangular mergers into subsidiaries of the Company. The Company’s stockholders did not vote, and will not be provided an opportunity to vote, on the Oncotelic Merger or the PointR Merger.

On May 14, 2019 the Company solicited and secured the written consent of a majority of its stockholders to approve the Corporate Actions. However, under applicable securities rules, if an action by written consent is solicited from less than all of the outstanding stockholders, the actions cannot be put into effect until at least 20 days following the distribution of a notice to all stockholders of the action by written consent. The Company filed a preliminary information statement on Schedule 14C on May 22, 2019 and a subsequent amendment on June 13, 2019, to provide written notice of the stockholder approval of the Corporate Actions. However, that information statement on Schedule 14C was never completed or distributed to stockholders and the Corporate Actions were never put into effect. This Consent Solicitation supersedes the preliminary information statement on Schedule 14C.

Interests of Certain Persons

Certain of our directors, director nominees and executive officers including Vuong Trieu, Steven W. King, Anthony E. Maida III, Fatih Uckun and Chulho Park, received shares of Preferred Stock in connection with the Merger. Each of these individuals has an interest in the Reverse Split and the Recapitalization, as either could result in the automatic conversion of the Preferred Stock into Common Stock.

CORPORATE ACTION NO. 1: ELECTION OF DIRECTORS

The following persons were nominated by the Board for election to the Company’s Board:

Name	Age	Position
Steven W. King	55	Director
Anthony E. Maida III	67	Director
William D. Schwieterman	61	Director
Vuong Trieu	55	Chairman of the Board

The Board approved the election of each of the foregoing individuals to the Board to serve until the next annual meeting of our Stockholders, or until their successors are duly elected and qualified.

The Company believes that each of the persons nominated for election to the Board has the experience, qualifications, attributes and skills which, when taken as a whole, will enable the Board to satisfy its oversight responsibilities effectively. The discussion below includes information on the recent business experience of each nominee and a discussion of factors that led to the Board’s conclusion that each would make valuable contributions to the Board.

Steven W. King served as the CEO of Peregrine Pharmaceuticals, Inc. (Nasdaq: CDMO) and its wholly-owned biomanufacturing subsidiary Avid Bioservices, Inc., for over 15 years, during which time the company advanced its lead compound through Phase 3 development, while growing revenues to over $55 million. Prior to joining Peregrine, Mr. King was employed at Vascular Targeting Technologies, Inc., which was acquired by Peregrine in 1997. Mr. King served in a variety of executive roles at Peregrine, including Director of Research and Development (1997 to 2000), Vice President Technology and Product Development (2000 to 2002), Chief Operating Officer (2002 to 2003) and Chief Executive Officer (2003 to 2017). Mr. King served on the board of directors of Peregrine from 2003 until 2017. Mr. King previously worked at the University of Texas Southwestern Medical Center and is co-inventor on over 40 U.S. and foreign patents and patent applications in the vascular targeting agent field. Mr. King received his Bachelor’s and Master’s degrees from Texas Tech University in Cell and Molecular Biology.

The Board nominated Mr. King to serve as a director because of his extensive scientific understanding of technologies in development and expertise in developing and manufacturing biologics, combined with the perspective and experience he brings from having served on the boards of public companies.

Anthony E. Maida III, Ph.D., M.A., M.B.A. has been involved in the clinical development of immunotherapy for over 27 years at various C levels. Since June 2010, Dr. Maida has served as Senior Vice President, Clinical Research for Northwest Biotherapeutics, Inc., a cancer vaccine company focused on therapy for patients with glioblastoma multiforme and prostate cancer. From June 2009 through June 2010, Dr. Maida served as Vice President of Clinical Research and General Manager, Oncology, Worldwide for PharmaNet, Inc., a clinical research organization. From 1997 through 2010, Dr. Maida served as Chairman, Founder and Director of BioConsul Drug Development Corporation and Principal of Anthony Maida Consulting International, advising pharmaceutical and investment firms, in the clinical development of therapeutic products and product/company acquisitions. From 1992 to September of 1999, Dr. Maida was President and Chief Executive Officer of Jenner Biotherapies, Inc., an immunotherapy company. Dr. Maida is currently a member of the board of directors and audit chair of Spectrum Pharmaceuticals, Inc. (Nasdaq GS: SPPI) and Vitality Biopharma, Inc. (OTCQB: VBIO) and was formerly a member of the board of directors and audit chair of OncoSec Medical Inc. (OTCQB: ONCS). Dr. Maida holds a B.A. in Biology and History, an M.B.A., an M.A. in Toxicology and a Ph.D. in Immunology. He is a member of the American Society of Clinical Oncology, the American Association for Cancer Research, the Society of Neuro-Oncology, the International Society for Biological Therapy of Cancer and the American Chemical Society.

The Board believes that Dr. Maida’s extensive experience as an executive at various biotechnology and biopharmaceutical companies as well as his service on private and public company boards qualifies him to serve on the Board.

William D. Schwieterman, M.D. served as President and Chief Executive Officer of the Company from 2015 until the Merger with Oncotelic. During that time, he also served as a member of the Board and as its Chairman. Dr. Schwieterman has also been an independent consultant to biotech and pharmaceutical companies, including to the Company, specializing in clinical development since July 2002. Dr. Schwieterman is a board-certified internist and a rheumatologist. Dr. Schwieterman was previously a part-time employee of Perceptive Advisors, LLC, a hedge fund based in New York, New York. From 2009 to 2014, Dr. Schwieterman was the Chief Medical Officer of Chelsea Therapeutics, Inc., a publicly-traded biopharmaceutical development company, where he led the Chelsea Therapeutics clinical development team toward the approval of droxidopa for the treatment of symptoms of Parkinson’s disease and other neurogenerative diseases. Dr. Schwieterman was formerly Chief of the Medicine Branch and Chief of the Immunology and Infectious Disease Branch in the Division of Clinical Trials at the United States Food and Drug Administration (the “FDA”). In these capacities and others, Dr. Schwieterman spent 10 years at the FDA in the Center for Biologics overseeing a wide range of clinical development plans for a large number of different types of molecules. Dr. Schwieterman holds a B.S. and M.D. from the University of Cincinnati.

The Board nominated Dr. Schwieterman as director because of his medical training, expertise with regulatory matters involving the FDA, and his familiarity with the clinical trials process and certain of the Company’s product candidates.

Vuong Trieu, Ph.D. is the founder and chairman of Oncotelic and now serves as Chairman of the Board. Dr. Trieu has been involved in drug discovery, development, and commercialization for over 25 years, including his contributions as co-inventor of Abraxane®. He has served as Chairman and Chief Executive Officer of Oncotelic, Inc. since its formation in 2015. He previously served as Executive Chairman and Interim CEO of Marina Biotech, Inc. from 2016 to 2018. Marina Biotech is a developer of tkRNA for the treatment of FAP/CRC (Familial adenomatous polyposis/ Colorectal Cancer). He also served as President and CEO of IgDraSol, Inc.—developer of a 2nd generation Abraxane—beginning in 2012 until its acquisition by Sorrento Therapeutics, Inc. in 2013. He served as Chief Scientific Officer for Sorrento Therapeutics, Inc. and a member of that company’s board of directors from 2013 until 2014. Previously, Dr. Trieu was Senior Director of Pharmacology/Biology at Abraxis Bioscience/Celgene, where he led the preclinical, clinical and PK/biomarker development of Abraxane, and was the co-inventor of the intellectual property covering Abraxane. Earlier in his career, Dr. Trieu held positions at Genetic Therapy/Sandoz (leading the adenoviral gene therapy program against atherosclerosis), Applied Molecular Evolution (AME)/Lily (leading the expression, purification, and preclinical testing of mAb therapeutics) and Parker Hughes Institute (Director of Cardiovascular Biology program that evaluated a series of small molecules and biologics against preclinical models of atherosclerosis, dyslipidemia, stroke, ALS, and restenosis). Dr. Trieu holds a PhD in Microbiology, BS in Microbiology and Botany. He is a member of ENDO, ASCO, AACR, and many other professional organizations. Dr. Trieu published widely in oncology, cardiovascular, and drug development.

Dr. Trieu has over 100 patent applications and 39 issued U.S. patents.

The Board believes that Dr. Trieu’s extensive experience as an executive at various biotechnology and biopharmaceutical companies as well as his service on private and public company boards qualifies him to serve on the Board.

Effective Time of the Director Elections

William D. Schwieterman and Vuong Trieu are current members of the Board and continue to serve. Steven King and Anthony E. Maida will be appointed upon the Effective Date.

CORPORATE ACTION NO. 2:

APPROVAL OF THE NAME CHANGE AND TICKER SYMBOL CHANGE

The Board has unanimously adopted and approved an amendment to the Company’s Certificate of Incorporation to change our corporate name from Mateon Therapeutics, Inc. to Oncotelic, Inc. (the “Name Change”).

Reasons for the Name Change

The Name Change is intended to create brand awareness with the Company’s focus on drug development in the field of oncology. In addition, the majority of the Company’s operations are expected to focus on product candidates developed by Oncotelic.

The Name Change will not affect the status of the Company or the rights of any Stockholders in any respect, or the validity or transferability of stock certificates presently outstanding. The Company’s Stockholders will not be required to exchange stock certificates in connection with the name change. Any outstanding physical stock certificate that represents a Stockholder’s shares of Common Stock or Preferred Stock will continue to represent such Stockholder’s ownership of such shares. If physical certificates are presented for transfer in the ordinary course, new certificates bearing the new corporate name will be issued.

In connection with the Name Change, we intend to change our trading symbol from “MATN” to “OTLC” or another symbol more closely aligned with “Oncotelic.”

Effective Time of the Name Change

The Name Change will become effective upon the filing of an amendment to the Company’s Certificate of Incorporation with the Delaware Secretary of State. The amendment to the Certificate of Incorporation will become effective on the date that it is accepted for filing by the Delaware Secretary of State, unless we specify a later date for effectiveness.

Our Board expects to file the amendment to affect the Name Change promptly following the Effective Date. Our Board currently intends to coordinate the Name Change with the change in our ticker symbol, so they occur and are effective on the same trading day.

CORPORATE ACTION NO. 3:

APPROVAL OF REVERSE SPLIT

The Board has approved a proposal to effect a reverse stock split of all of the Company’s issued and outstanding Common Stock at a ratio of up to 1-for-50 (the “Reverse Split”), with the Board having the discretion as to whether or not to effect the Reverse Split and to specify the exact ratio in its sole discretion.

Principal Reasons for Reverse Split

The Board believes that it is advisable and in the best interests of the Company and its Stockholders to effect the Reverse Split for several reasons.

The Company will need to raise additional capital in order to fund the clinical trials and other expenses necessary to advance its product candidates. Our Board believes that the Reverse Split will improve the Company’s ability to secure additional equity financing because it will allow the Company to issue additional shares of Common Stock and the anticipated increase in price per share and market capitalization may increase the Company’s profile among institutional investors.

At the Record Date, the Company had [●] shares of our Common Stock outstanding, against a total of 150,000,000 authorized shares. However the Company has a number of shares of Common Stock committed, including:

●	[●] shares of Common Stock issuable upon the exercise of outstanding warrants,

●	[●] shares of Common Stock reserved for issuance upon conversion of outstanding convertible debentures,

●	[●] shares of Common Stock issuable upon the exercise of awards granted or reserved under the Company’s equity incentive plans, and

●	[●] shares of Common Stock issuable upon the conversion of outstanding Preferred Stock.

Accordingly, we do not have sufficient shares of Common Stock to permit conversion or exercise of our outstanding derivative securities, including our Preferred Stock. In order to be able to issue additional shares of Common Stock in connection with financing activities we will need to effect the Reverse Split or the Recapitalization.

The Board also believes that a Reverse Split, which is intended to result in a higher per share trading price of the Common Stock, has the potential to attract additional market makers and improve the liquidity of the public market for our Common Stock. During the period from the Merger to the Record Date, our Common Stock has traded on the OTC Market in a range of $[●] to $[●] per share. Many broker-dealers require that a company’s common stock have a minimum public trading price before those broker-dealers will agree to make a market or trade in that security. Moreover, the OTC Market and other quoting sources publish market capitalizations based on the stock price and the number of shares of common stock outstanding; those quotations do not give effect to the conversion of derivative securities. Because the Reverse Split would result in the automatic conversion of the Preferred Stock, our Board expects it will result in a significant increase in reported market capitalization for the Company.

Finally, our Common Stock is currently quoted on the over-the-counter market on the OTCQB. In connection with our financing activities, our Board intends to apply for the listing of our Common Stock on the NASDAQ Capital Market or a similar national stock exchange. Shares traded on a national stock exchange generally have more analyst coverage, higher trading volumes, and increased liquidity. Initial listing on NASDAQ requires, among other things, that the Common Stock maintain a minimum bid price of $4.00 per share. The Reverse Split is intended, in part, to help the Company meet the minimum trading price for up-listing on the NASDAQ Capital Market.

Certain Risks Associated with the Reverse Split

There are a number of risks associated with the Reverse Split, including, without limitation, those described below.

●	The market price per share of Common Stock immediately after the Reverse Split may not rise in proportion to the reduction in the number of shares of Common Stock outstanding resulting from the Reverse Split. For example, based on the closing price of our Common Stock on [●], 2019 of $[●] per share, if the Board were to implement the Reverse Split and utilize a ratio of 1-for-[●], we cannot assure you that the post-split market price of our Common Stock would be $[●] (that is, $[●] × [●]) per share or greater. In many cases, the market price of a company’s shares declines after a reverse stock split. Accordingly, the total market capitalization of our Common Stock after the Reverse Split, when and if implemented, may be lower than the total market capitalization before the Reverse Split.

●	There can be no assurance that the market price per share of our Common Stock after the Reverse Split will remain unchanged or increase in proportion to the reduction in the number of old shares of our Common Stock outstanding before the Reverse Split. Factors, such as our financial results, market conditions and the market perception of our business, may adversely affect the interest of new investors in the shares of our Common Stock.

●	Although the Board believes that a higher stock price may help generate the interest of new investors, the Reverse Split may not result in a per-share price that will successfully attract certain types of investors and such resulting share price may not satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of the shares of our Common Stock may not improve as a result of the Reverse Split and there can be no assurance that the Reverse Split, if completed, will result in the intended benefits described above.

●	The Reverse Split could be viewed negatively by the market and other factors, such as those described above, may adversely affect the market price of the shares of our Common Stock.

●	If the Reverse Split is effected and the market price of the shares of our Common Stock then declines, the percentage decline may be greater than would occur in the absence of the Reverse Split. Additionally, the liquidity of the shares of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the implementation of the Reverse Split.

●	The Reverse Split may result in some stockholders owning “odd lots” of less than 100 shares of Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

●	If the Reverse Split and Recapitalization are approved, it is intended to result in additional authorized shares of Common Stock. Such additional shares will be available for issuance pursuant to future potential equity or convertible debt financings of the Company, which financings could result in significant dilution to our stockholders.

●	While we expect that the Reverse Split, together with other actions required to meet applicable listing standards, will enable our shares to qualify for listing with the NASDAQ Capital Market and that we will be able to meet on-going quantitative and qualitative listing requirements, we cannot be sure that this will be the case. Negative financial results, adverse clinical trials developments, or market conditions could adversely affect the market price of our Common Stock and jeopardize our ability to meet or maintain applicable listing requirements with the NASDAQ Capital Market. Furthermore, in addition to its enumerated listing and maintenance standards, with the NASDAQ Capital Market has broad discretionary authority over the initial and continued listing of securities, which it could exercise with respect to our shares.

Effect of Reverse Split

Upon effectiveness of the Reverse Split, our outstanding Common Stock (including any Common Stock issuable upon conversion of the Preferred Stock) will be combined, such that up to 50 shares of existing Common Stock will be combined into one new share of Common Stock. The table below shows, as of the Record Date, the number of outstanding shares of Common Stock (including shares that would be issued upon conversion of the Preferred Stock) that would result from the Reverse Split (without giving effect to the treatment of fractional shares) if our Board were to approve a Reverse Split in the ratio of 1 for 5 (the lower end of the authorized range), 1 for 25 (the midpoint of the authorized range) or 1 for 50 (the maximum authorized range).

Approximate Number of Outstanding Shares of Common Stock Following

Reverse Split Ratio	the Reverse Split
1 for 5	[●]
1 for 25	[●]
1 for 50	[●]

Except for adjustments that may result from the treatment of fractional shares as described below, each Stockholder will hold the same percentage of the Company’s issued and outstanding Common Stock immediately following the Reverse Split as such Stockholder holds immediately prior to the Reverse Split. The Reverse Split will affect all holders of our Common Stock uniformly and will not affect any Stockholder’s percentage ownership interest in the Company or proportionate voting power (subject to the treatment of fractional shares).

In accordance with the Certificate of Incorporation, as provided in Exhibit A, no fractional shares will be issued in connection with the Reverse Split. In lieu of issuing fractions of shares, our Board will pay cash.

Establishing the Ratio

The Board believes that the ability to determine the timing and to set the ratio within a range will provide it with the flexibility to implement the Reverse Split in a manner that maximizes the anticipated benefits for the Company and our Stockholders. In determining whether to implement the Reverse Split and the specific ratio for the Reverse Split, the Board may consider, among other things, factors such as:

●	the historical trading price and trading volume of the Common Stock;

●	the prevailing trading price and trading volume of the Common Stock, and the anticipated impact of the Reverse Split on the trading market for the Common Stock;

●	the anticipated impact of the Reverse Split on the Company’s ability to raise additional financing;

●	the anticipated impact of the Reverse Split on the trading price the number of round lot stockholders needed for up-listing on national stock exchanges; and

●	the number of authorized shares of Common Stock available for issuance pursuant to the Company’s obligations under outstanding debentures, warrants, options, and other convertible securities.

Certain Federal Income Tax Consequences of the Reverse Split

The following summary describes certain material U.S. federal income tax consequences of the Reverse Split to “U.S. holders” of our Common Stock. A U.S. holder for these purposes is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our Common Stock. A trust may also be a U.S. holder if (a) a U.S. court is able to exercise primary supervision over administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) it has a valid election in place to be treated as a U.S. person. An estate whose income is subject to U.S. federal income taxation regardless of its source may also be a U.S. holder. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of the Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold the Common Stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Split.

The Reverse Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, a stockholder generally will not recognize gain or loss on the Reverse Split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-Reverse Split shares. The aggregate tax basis of the post- split shares received will be equal to the aggregate tax basis of the pre-split shares exchanged therefore (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post- split shares received will include the holding period of the pre-split shares exchanged. A holder of the pre-split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-split shares were held for one year or less and long term if held more than one year. No gain or loss will be recognized by us as a result of the Reverse Split.

This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (a) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark-to-market and dealers in securities or currencies, (b) persons that hold the Common Stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (c) persons that do not hold our Common Stock as “capital assets” (generally, property held for investment).

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this Consent Solicitation Statement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Split.

PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

Effective Time of the Reverse Split

The Reverse Split will require an amendment of our Certificate of Incorporation. The amendment will set forth the number of issued and outstanding shares to be combined into one share of Common Stock within the limits set forth in this Corporate Action. The Reverse Split will become effective on the date that our amended Certificate of Incorporation is accepted for filing with the Delaware Secretary of State, unless the amendment specifies a later date for effectiveness.

Our Board expects to file the amendment to our Certificate of Incorporation promptly following the Effective Date.

CORPORATE ACTION NO. 4: APPROVAL OF RECAPITALIZATION

Our Board has approved a proposal to increase the authorized number of shares of our Common Stock from 150,000,000 to 750,000,000 (the “Recapitalization”).

Reasons for the Recapitalization

Our Certificate of Incorporation currently provides for authorized capital consisting of 165,000,000 shares, of which 15,000,000 are designated as preferred stock, par value $0.01 per shares and 150,000,000 are designated as common stock, $0.01 per share.

We will require substantial additional capital to finance the development, testing and potential marketing of our drug candidates. The Company has traditionally financed its operations through the sale of equity securities and intends to raise additional capital through the sale of additional equity securities. We currently have a limited number of authorized but unissued shares of Common Stock, and the number of our outstanding derivative securities exceeds the number of our authorized but unissued shares of Common Stock. We are consequently directly limited in the number of shares of Common Stock that we can issue. We could attempt to raise capital through the sale of additional Preferred Stock, but our Board believes that potential future financial or strategic investors in our Preferred Stock will want an ability to convert those shares into Common Stock. Consequently, our Board believes that the Company’s current capital structure constrains its ability to secure the capital that the Company requires to continue its business plan.

Our Board believes that the Recapitalization, whether on its own or in combination with the Reverse Split, will provide the Company with additional flexibility to issue Common Stock for a variety of general corporate purposes, including future financings, licensing agreements, or other acquisitions.

We will require additional working capital to finance our operations. Consequently, we intend to secure additional capital through the sale of Common Stock or securities convertible into Common Stock. We will also continue to look at strategic acquisition and licensing transactions like the Oncotelic Merger and the PointR Merger, which we believe that they are accretive to the value of the Company. There are no agreements or arrangements in place for any such future financing or other strategic transactions at this time.

Effective Time of the Recapitalization

The Recapitalization will require an amendment of our Certificate of Incorporation to increase the number of authorized shares of Common Stock. It will become effective on the date that our amended Certificate of Incorporation is accepted for filing with the Delaware Secretary of State, unless the amendment specifies a later date for effectiveness.

Our Board expects to file the amendment to our Certificate of Incorporation promptly following the Effective Date.

CORPORATE ACTION NO. 5

ADOPTION OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Our Board has approved the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) substantially in the form attached hereto as Exhibit A.

Reasons for the Amendment and Restatement of the Certificate of Incorporation

We intend to amend and restate the Certificate of Incorporation to effect the various transactions described in this Consent Solicitation Statement, including the Name Change, Reverse Split, Recapitalization and forum selection provision, as stated in Actions Nos. 2, 3 and 4 above. Since its initial incorporation, the Company has gone through several name changes, capital changes and other amendments to its charter documents. The restatement of the Certificate of Incorporation is intended to incorporate in a single, simplified document, all of the current charter provisions for the Company.

The Certificate of Incorporation also includes a new forum selection provision which directs that (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine be brought exclusively in the Court of Chancery of the State of Delaware.

Our Board believes that the Court of Chancery is the best forum for adjudicating issues related to the internal affairs of the Company. The Court of Chancery hears a number of cases involving corporate governance issues arising under the Delaware General Corporation Law and has a reputation for a strong judicial bench. The forum selection provision does not apply to investor claims that arise outside of the internal affairs of the corporation, such as securities claims arising out of a violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. The Securities Act of 1933 creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created under the Securities Act of 1933, so there is uncertainty as to whether a court would enforce the forum selection provision with respect to claims under the Securities Act of 1933, and in any event, our stockholders cannot waive compliance with federal securities laws and the rules and regulations thereunder. Stockholders may be subject to increased costs to bring these claims, and choice of forum provisions could have the effect of discouraging claims or limiting investors’ ability to bring claims in a judicial forum that they find favorable.

Effective Time of the Amendment and Restatement of the Certificate of Incorporation

The Certificate of Incorporation will become effective on the date that it is accepted for filing by the Delaware Secretary of State. The text of the Certificate of Incorporation is subject to modification to include such changes as may be required by the Delaware Secretary of State to effectuate the Amendment.

Our Board expects to file the amendment to our Certificate of Incorporation promptly following the Effective Date.

CORPORATE GOVERNANCE

Because the actions taken in the Written Consent include the election of directors, under applicable SEC rules, we are required to provide information concerning our corporate governance with respect to the year ended December 31, 2018. Following the Merger with Oncotelic on April 22, 2019, there were substantial changes to the Company’s Board and executive officers. Accordingly the following information discusses certain corporate governance issues as they were in effect for the year ended December 31, 2018, as well as certain information with respect to our Board following the Merger.

Board and Committee Meetings

Our Board consisted of five members during the year ended December 31, 2018: Dr. David J. Chaplin, Dr. Simon C. Pedder, Mr. Donald R. Reynolds, Dr. Bobby W. Sandage, Jr. and Dr. William D. Schwieterman. Under our Bylaws, the number of members of our Board is fixed from time to time by the Board, and directors serve in office until the next annual meeting of stockholders and until their successors have been elected and qualified.

During the year ended December 31, 2018, the Board held two meetings and took action by written consent on two occasions. The Board has established three committees whose functions and current members are noted below. The Audit Committee, the Compensation Committee, and the Nominating and Governance Committee which consist solely of members of the Board of Directors. Our Audit Committee met four times during 2018. Our Compensation Committee and Nominating and Governance Committee each to action by written consent on one occasion in 2018. Each director who served during 2018 attended 75% or more of the aggregate number of meetings of the Board and Committees on which he served during 2018. The Board has also adopted a policy under which each member of the Board who chooses to attend the annual meeting of our Stockholders is expected to do so at his or her own expense. One director in office at the time of our annual meeting of Stockholders in 2018 standing for re-election attended our 2018 annual meeting.

In connection with the Merger, all of the directors other than Dr. Schwieterman resigned, and Dr. Trieu was appointed to the Board. In connection with Corporate Action No. 1, our Board has nominated Mr. King and Dr. Maida for election to the Board.

Committees of the Board of Directors

Our Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below. Members will serve on these committees until their resignation or as otherwise determined by our Board.

Audit Committee

The Audit Committee consisted of Dr. Sandage (Chairman), Dr. Pedder and Mr. Reynolds for the year ended December 31, 2018. The Board determined that Dr. Sandage is an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K.

Our Audit Committee has the authority to retain and terminate the services of our independent registered public accounting firm, reviews our annual financial statements, considers matters relating to accounting policy and internal controls, and reviews the scope of our annual audits.

The Board has adopted a charter for the Audit Committee, which is reviewed and reassessed annually by the Audit Committee. A copy of the Audit Committee’s written charter is publicly available on our website at www.mateon.com. All of the members of our Audit Committee qualified as independent under the definition

We do not currently have any members on our Audit Committee. Dr. Maida is expected to serve as chair of our Audit Committee once his election to the Board is effective. The Board has determined that Dr. Maida is an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K. We intend to appoint two additional members to the Audit Committee that will qualify as independent under the definition promulgated by The NASDAQ Stock Market.

Compensation Committee

The Compensation Committee consisted of Dr. Pedder (Chairperson), Mr. Reynolds and Dr. Sandage for the year ended December 31, 2018.

The Compensation Committee’s responsibilities include making recommendations to the Board regarding the compensation philosophy and compensation guidelines for our executives, the role and performance of our executive officers, and appropriate compensation levels for our Chief Executive Officer (or “CEO”), which are determined without the CEO present, and other executives based on a comparative review of compensation practices of similarly situated businesses. The Compensation Committee also makes recommendations to the Board regarding the design and implementation of our compensation plans and the establishment of criteria and the approval of performance results relative to our incentive plans. Our Compensation Committee also administers our 2005 Stock Plan, our 2015 Equity Incentive Plan and our 2017 Equity Incentive Plan. Each member of the Compensation Committee qualifies as independent under the definition promulgated by The NASDAQ Stock Market and qualifies as a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act.

The Compensation Committee reviews and assesses the three main components of each named executive officer’s compensation: base salary, incentive compensation, and equity compensation. Adjustments to base salary are generally only made when there has been a change in the scope of the responsibilities of the named executive officer or when, based on a review of the base salary component of executive officers in companies of a similar size and stage of development, the Compensation Committee members believe that an adjustment is warranted in order to remain competitive. The executive management of the Company determines and agrees with the Compensation Committee on its corporate goals and objectives for the ensuing year. At the end of each year, the attainment of each objective is assessed and incentive awards may be made to each executive based on his or her contribution to achieving the objectives. Awards are made based on either provisions of an executive’s employment agreement, or an assessment of each executive’s equity compensation position relative to the Company’s other executives.

The Compensation Committee also typically reviews our director compensation on at least an annual basis.

The Compensation Committee has the authority to directly retain the services of independent consultants and other experts to assist in fulfilling its responsibilities, although has not done so within the past two years.

We do not currently have any members on our Compensation Committee. Mr. King and Dr. Maida are expected to serve on the Compensation Committee once their election is effective. We intend to appoint one additional member to the Compensation Committee that will qualify as independent under the definition promulgated by The NASDAQ Stock Market.

Nominating and Governance Committee

The Nominating and Governance Committee consisted of Mr. Reynolds (Chairman), Dr. Pedder and Dr. Sandage at December 31, 2018.

The Nominating and Governance Committee’s responsibilities include making recommendations to the full Board as to the size and composition of the Board and making recommendations as to particular nominees to the Board. All members of the Nominating and Governance Committee qualify as independent under the definition promulgated by The NASDAQ Stock Market.

We do not currently have any members serving on the Nominating and Governance Committee. Mr. King and Dr. Maida are expected to serve on the Nominating and Governance Committee once their election is effective. We intend to appoint one additional member to the Nominating and Governance Committee that will qualify as independent under the definition promulgated by The NASDAQ Stock Market.

Compensation Committee Interlocks and Insider Participation

Dr. Pedder, Mr. Reynolds and Dr. Sandage were members of the Compensation Committee in 2018. No member of the Compensation and Management Development Committee has had a relationship with our Company or any of our subsidiaries other than as a director and stockholder and no member has been an officer or employee of our Company or any of our subsidiaries, a participant in a “related person” transaction or an executive officer of another entity where one of our executive officers serves on the Board.

Director Independence

Our Board reviewed the composition of our Board and its committees and the independence of each director for the year ended December 31, 2018. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our Board determined that each of our former directors, with the exception of Dr. Schwieterman and Dr. Chaplin, is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Listing Rules.

Neither Dr. Trieu nor Dr. Schwieterman are independent. Our Board believes that each of Mr. King and Dr. Maida, when their election is effective, will each be an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Listing Rules.

Director Compensation

The following table shows the total compensation paid or accrued during 2018 to each of our non-employee directors. Directors who are employed by us are not compensated for their service on our Board.

	Fees Earned or Paid in
	Cash(1)	Option Awards(2)	Total
David J. Chaplin, Ph.D.	$—	$40,000	$40,000
Simon C. Pedder, Ph.D.	$—	$40,000	$40,000
Donald R. Reynolds	$—	$40,000	$40,000
Bobby W. Sandage, Jr., Ph.D.	$—	$40,000	$40,000

(1)	Effective with quarterly board fees for the fourth quarter of 2017, the Board has suspended all cash payments for Board service until the Company’s financial position improved sufficiently to warrant reinstatement of these fees.

(2)	The exercise price of these options is $0.22 per share, which was the market value of the Company’s common stock on the date of grant, with each option exercisable for 258,171 shares of common stock. The fair values for the awards granted were estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

Weighted-Average Assumptions
Risk-free interest rate	2.8%
Expected life (years)	5.2
Expected volatility	88%

Although the initial terms of the above options provided that they vest one year subsequent to grant, pursuant to rules of the SEC the values in the table represents the full value at the grant date only and the values do not take into account subsequent increases or decreases in actual value to the recipient. See Note 6 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018, for additional information regarding the assumptions used to determine the fair value of each of the option awards in this table. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Significant Judgments and Estimates” in the Form 10-K.

The following is a description of the standard compensation arrangements under which our non-employee directors have been compensated for their service as directors, including as members of the various Committees of our Board.

Fees. In October 2016, the Board amended and restated its director compensation policy (as amended and restated, the “2016 Director Compensation Policy”). In accordance with the 2016 Director Compensation Policy, the following cash fees are payable to non-employee directors quarterly in arrears at the end of each quarter:

Board or Committee of Board	Annual Cash Retainer Amount
Member of the Board	$40,000
Chairperson of the Board (in addition to compensation as a Member of the Board)	$20,000
Chairperson of Audit, Compensation and Nominating and Governance Committee (in addition to compensation as a Member of the Board and as a member of the respective committee)	$3,000
Audit Committee Member (in addition to compensation as a Member of the Board)	$5,000
Compensation and Nominating and Governance Committee Member (in addition to compensation as a Member of the Board).	$3,000

A new non-employee director joining the Board during the course of the year on a date other than the first day of the fiscal quarter would receive his or her cash compensation for that quarter pro-rated. In October 2017, the Board suspended all cash payments for Board service until the Company’s financial position improved sufficiently to warrant reinstatement of cash fees.

The Board intends to re-evaluate compensation, including non-employee director compensation, following the constitution of its Compensation Committee.

Equity Grants. In accordance with the 2016 Director Compensation Policy, on the date of each annual meeting, each non-employee director was granted a non-qualified stock option to purchase shares of our Common Stock valued at $40,000 on the date of grant, which will vest in full one year from the grant date, subject to the applicable director’s continued service on the Board as of the vesting date.

A new non-employee director joining the Board was granted an option to purchase shares of our common stock valued at $50,000 on or shortly after the first date of his or her service, which will vest over a three-year period subject to the director’s continued service on the Board as of each vesting date.

Each option granted under the 2016 Director Compensation Policy had an exercise price equal to the closing price of our common stock on the applicable trading market on the date of grant, or if the date of grant is not a trading day, the closing price on the next trading day following the date of grant, and each option will have a term of six years. The number of options to be received under the 2016 Director Compensation Policy will be calculated using the Black-Scholes valuation method.

Options granted pursuant to the 2016 Director Compensation Policy are subject to the terms and conditions of the applicable stock plan. Under the terms of the 2015 Incentive Plan and the 2017 Incentive Plan, directors may be granted shares of common stock, stock-based awards, and/or stock options to purchase shares of common stock.

The Board intends to re-evaluate compensation, including non-employee director compensation, following the constitution of its Compensation Committee.

Stockholder Communications to the Board

Generally, Stockholders who have questions or concerns should contact our Investor Relations department at (650) 635-7000. However, any Stockholders who wish to address questions regarding our business directly with the Board, or any individual director, should submit his or her questions to the appropriate director using the Investor Relations email link in the “Contact Us” section on our website at www.mateon.com.

Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board may be excluded, such as:

●	Junk mail and mass mailings;

●	Resumes and other forms of job inquiries;

●	Surveys; and

●	Solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any outside director upon request.

Our whistleblower hotline is accessible by telephone at 844-990-0002, by e-mail at eports@lighthouse-services.com, and online at http://www.lighthouse-services.com/Mateon.

EXECUTIVE OFFICERS

Because the actions taken in the Written Consent include the election of directors, under applicable SEC rules we are required to provide information concerning our executive officers and executive compensation with respect to the year ended December 31, 2018. Following that period, the Company entered into the Merger with Oncotelic. Pursuant to the Merger, the Company’s Board and executive officers were substantially reorganized. Accordingly the following information discusses our executive officers and executive compensation for the year ended December 31, 2018, as well as certain information with respect to our executive officers following the Merger.

Executive Officers

For the year ended December 31, 2018, Dr. Schwieterman and Matthew M. Loar were the Company’s named executive officers. Dr. Schwieterman’s biography is above. Mr. Loa’s biography is as follows:

Matthew M. Loar was appointed as the Company’s Chief Financial Officer in July 2015 until his resignation in June 2019. Mr. Loar was previously Chief Financial Officer of KineMed, Inc., a privately held biotechnology company, from January 2014 to July 2015. From January 2010 to January 2014, Mr. Loar was an independent financial consultant to companies in the biopharmaceutical industry. While consulting, he also served as acting Chief Executive Officer and Chief Financial Officer of Neurobiological Technologies, Inc. (NTI), a publicly traded pharmaceutical company, from February 2010 through February 2019 and as Chief Financial Officer of Virolab, Inc., a biotechnology company, from May 2011 to August 2012. Previously, he was Chief Financial Officer of NTI from April 2008 to December 2009. Earlier in his career, Mr. Loar was Chief Financial Officer of Osteologix, Inc., a publicly traded pharmaceutical company, from 2006 to 2008, and of Genelabs Technologies, Inc., a publicly traded biopharmaceutical and diagnostics company, from 1995 to 2006. Mr. Loar received a B.A. in Legal Studies from the University of California, Berkeley and is a Certified Public Accountant (inactive) in California.

On April 22, 2019, Dr. Schwieterman resigned from his position as the Company’s Chief Executive Officer, pursuant to the terms of the Merger Agreement and the Separation and Release Agreement dated April 17, 2019 between the Company and Dr. Schwieterman.

On June 30, 2019, Mr. Loar resigned from his position as the Company’s Chief Financial Officer, pursuant to the terms of the Separation and Release Agreement dated July 1, 2019 between the Company and Mr. Loar.

The following individuals have been appointed the executive officers of the Company to serve until the next annual meeting of the Board and until their successors are duly elected and qualified.

Name	Age	Title
Vuong Trieu, Ph.D.	55	Chief Executive Officer
Amit Shah	53	Chief Financial Officer
Fatih Uckun, M.D. Ph.D.	60	Chief Medical Officer
Chulho Park, Ph.D.	53	Chief Technology Officer

Vuong Trieu, Ph.D., Chief Executive Officer (biography above).

Amit Shah was appointed as our Chief Financial Officer effective in July 2019. Mr. Shah has served as a senior financial officer for a number of life science companies, including Chief Financial Officer at Marina Biotech, Inc., a publicly traded biotechnology company (2017 to 2018); Vice President of Finance & Accounting Insightra Medical Inc. (2014 to 2015), Acting Chief Financial Officer of Insightra Medical Inc. (2015); VP Finance and Acting Chief Financial Officer at IgDraSol Inc. (2013); Corporate Controller & Director of Finance at ISTA Pharmaceuticals (2010 to 2012); Corporate Controller at Spectrum Pharmaceuticals (2007 to 2010): and as Controller / Senior Manager Internal Audits at Caraco Pharmaceuticals Laboratories (2000 to 2007). In addition to his work with life sciences companies, Mr. Shah served as the Chief Financial Officer at Eagle Business Performance Services, a management consulting and business advisory firm (2018 through March 2019) and as a consultant and ultimately Senior Director of Finance – ERP, at Young’s Market Company (2015 to 2017). Mr. Shah received a Bachelor’s of Commerce degree from the University of Mumbai, and is an Associate Chartered Accountant from The Institute of Chartered Accountants of India. Mr. Shah is also an inactive CPA from Colorado, USA.

Fatih Uckun, M.D., Ph.D., was appointed Oncotelic Inc.’s Chief Medical Officer in January 2019. Prior to joining Oncotelic, Dr. Uckun served as Head of Immuno-Oncology at Ares Pharmaceuticals (from 2015 to 2019) and Executive Medical Director and Strategy Lead in Global Oncology and Hematology at Syneos Health (from 2017 to 2018). Prior to this, he was Vice President of Research and Clinical Development at Nantkwest, Chief Scientific Officer of Jupiter Research Institute and, before that, held senior-level scientific and research positions at Parker Hughes Institute and its cancer center, Paradigm Pharmaceuticals, and the Children’s Cancer Study Group. From 2012-2015, Dr. Uckun served as chair of the Biotargeting Working Group and a Member of the Coordination and Governance Committee of the NCI Alliance for Nanotechnology in Cancer. From 2009 to 2015 he was a Professor of Pediatrics and Head of Translational Research in Leukemia and Lymphoma of the Children’s Center for Cancer and Blood Diseases at the University of Southern California. During his tenure at the University of Minnesota from 1986 to 1997, Dr. Uckun worked as a Professor of Therapeutic Radiology- Radiation Oncology, Pharmacology, and Pediatrics as well as Director of the Biotherapy Institute at the University of Minnesota, where he became the first recipient of the Endowed Hughes Chair in Biotherapy.

Dr. Uckun is an elected Member of the American Society for Clinical Investigation (ASCI), an honor society for physician-scientists, and an active member of several professional organizations. He received numerous awards for his work on monoclonal antibodies, recombinant cytokines and fusion proteins, radiation sensitizers, kinase inhibitors and targeted therapeutics for difficult-to-treat cancers, including the Stohlman Memorial Award of the Leukemia Society of America, the highest honor given to a Leukemia Society Scholar. He has published more than 500 peer-reviewed papers, authored numerous review articles and book chapters and is an inventor on numerous patents.

Chulho Park, Ph.D., has strong biopharmaceutical research and development and leadership experience across diverse biotech and pharma settings. He has served as the Chief Business Officer of Oncotelic since its formation in 2015. Prior to that was the Chief Executive Officer and Founder of MabPrex from 2010 to 2018, where he led the pharmaceutical development of therapeutic antibodies as well as small molecule drugs. He served as President of Pharmaceutical Development at IgDraSol, Inc. from January 2013 through its sale to Sorrento Therapeutics, Inc. in September 2013. Dr. Park led the CMC development at IgDraSol bringing manufacturing of the drug product to FDA’s manufacturing standard. Previously, Dr. Park has held positions with Eli Lilly & Company, Applied Molecular Evolution, and aTyr Pharma Inc.

Executive Compensation

For the year ended December 31, 2018, Dr. Schwieterman and Mr. Loar were the Company’s named executive officers. The following discussion relates to their compensation for that period.

Summary Compensation Table

The following table shows the total compensation paid or accrued during 2018 and 2017 to our President and Chief Executive Officer and the Chief Financial Officer, the latter of which is the only other executive officer earning more than $100,000 in 2018.

Option	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Compensation		Total
William D. Schwieterman, M.D.	2018	$205,000	$—	$155,875	$103,217	(2)	$464,092
President and Chief Executive Officer	2017	362,692	—	154,508	130,825	(2)	648,025
Matthew M. Loar	2018	162,500	—	116,906	—		279,406
Chief Financial Officer	2017	287,500	—	98,323	—		385,823

(1) The fair values for all stock awards in this table represent the estimated award value at the time of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

Weighted-Average Assumptions	2018	2017
Risk-free interest rate	2.8%	2.0%
Expected life (years)	5.2	6.0
Expected volatility	88%	88%
Dividend yield	0.0%	0.0%

The values of stock option grants shown in the table represent the full estimated Black-Scholes option value at the grant date, pursuant to compensation disclosure rules of the SEC. However, the stock option grants in the table vest over one to four years, and the values shown do not take into account subsequent increases or decreases in actual value to the recipient. See the Narrative Disclosure below for information regarding the number of shares granted to each of the named executive officers. See Note 6 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 for additional information regarding the assumptions used to determine the fair value of each of the option awards in this table. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Significant Judgments and Estimates” in our Annual Report on Form 10-K for the year ended December 31, 2018.

(2) Represents costs for a furnished apartment in San Francisco, California, the cost of one economy class round-trip ticket between San Francisco, California and Mobile, Alabama per month, and the income tax impact of these expenses.

Narrative Disclosure to Summary Compensation Table

Dr. William D. Schwieterman. On May 15, 2015, we entered into an employment agreement with Dr. Schwieterman for his service as President and Chief Executive Officer, which was subsequently amended on July 31, 2015. Pursuant to the terms of this agreement, Dr. Schwieterman was entitled to receive an annual base salary of $410,000. In addition, he was eligible for an annual bonus of up to fifty percent of his then-current annual base salary, based on the Board’s assessment of his performance and the Company’s performance. Dr. Schwieterman’s employment agreement also provided for the Company to pay the costs of furnished housing in San Francisco, California and the cost of one economy class roundtrip airplane ticket between San Francisco, California and Mobile, Alabama per month.

On October 2, 2017, the Company and Dr. Schwieterman agreed to a 50% reduction in his base annual salary, to $205,000, with reinstatement to previous levels contingent on the Company raising additional funding of at least. $4 million or the execution of a licensing or collaboration agreement with certain conditions. Dr. Schwieterman continued to receive the reduced salary until the Merger. For calendar years 2018 and 2017, the Board determined that Dr. Schwieterman would not receive an annual bonus due to the financial condition of the Company.

On January 12, 2017, the Company granted Dr. Schwieterman options to purchase 550,000 shares of our Common Stock with an exercise price of $0.375 per share, which vest over a four-year period. On June 20, 2018, the Company granted Dr. Schwieterman options to purchase 1,000,000 shares of our Common Stock with an exercise price of $0.22 per share, which vest in monthly installments over a one-year period. The one-year vesting period for the option granted in 2018 was chosen to partially compensate Dr. Schwieterman for the below-market salary that has been effective since October 2, 2017.

On April 17, 2019, Dr. Schwieterman and the Company entered into a Separation and Release Agreement (the “Schwieterman Agreement”), providing, among other things, that Dr. Schwieterman will receive, in lieu of any other severance payments otherwise due and payable to Dr. Schwieterman, which currently aggregate $410,000 upon a change in control of the Company, (i) a payment of $205,000 in cash, upon the closing of a financing in which at least $10 million in gross proceeds is received by the Company subsequent to the closing of the Merger, and (ii) an additional payment of $205,000 in cash, upon the closing of a financing in which at least an additional $10 million in gross proceeds is received by the Company.

Matthew M. Loar. On July 20, 2015, we entered into an employment agreement (the “Loar Agreement”) with Mr. Loar for his service as our Chief Financial Officer. Pursuant to the terms of the Loar Agreement, Mr. Loar was entitled to receive an annual base salary of $325,000. In addition, he was eligible for an annual bonus of up to thirty-five percent of his then-current annual base salary, based on the Board’s assessment of his performance and the Company’s performance.

On October 2, 2017, the Company and Mr. Loar agreed to a 50% reduction in his base annual salary, to $162,500, with reinstatement to previous levels contingent on the Company raising additional funding of at least $4 million or the execution of a licensing or collaboration agreement with certain conditions. For calendar years 2018 and 2017, the Board determined that Mr. Loar would not receive an annual bonus due to the financial condition of the Company.

On January 12, 2017, the Company granted Mr. Loar options to purchase 350,000 shares of our common stock with an exercise price of $0.375 per share, which vested over a four-year period. On June 20, 2018, the Company granted Mr. Loar options to purchase 750,000 shares of our common stock with an exercise price of $0.22 per share, which vested in monthly installments over a one-year period. The one-year vesting period for the option granted in 2018 was chosen to partially compensate Mr. Loar for the below-market salary that had been effective.

On July 1, 2019, Mr. Loar and the Company entered into a Separation and Release Agreement (the “Loar Separation Agreement”), providing, among other things, that Mr. Loar will receive, in lieu of any other severance payments, a payment of $16,250 for each $1 million in gross proceeds received by the Company in future financings up to a maximum of $325,000. In addition, the Company agreed to extend the term and exercise period of all outstanding vested options held by Mr. Loar for a period of 24 months from the date of the Loar Separation Agreement.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding grants of stock options as of December 31, 2018 to each of the executive officers named in the Summary Compensation Table. There were no grants of unvested stock awards outstanding as of December 31, 2018. Exercise prices shown are rounded to the nearest whole cent.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
William D. Schwieterman, M.D.	5,140	—	$5.30	1/02/2019
President and Chief Executive Officer	10,060	—	2.70	7/01/2019
	4,880	—	2.79	1/02/2020
	5,280	—	2.60	7/02/2020
	268,750	31,250	1.43	5/28/2025
	—	75,000	1.43	5/28/2025
	343,750	156,250	0.73	3/21/2026
	263,542	286,458	0.38	1/12/2027
	500,000	500,000	0.22	6/20/2028
Matthew M. Loar	128,125	21,875	$1.37	7/20/2025
Chief Financial Officer	180,468	82,032	0.73	3/21/2026
	167,708	182,292	0.38	1/12/2027
	375,000	375,000	0.22	6/20/2028

Pension Benefits

We do not have any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

We do not have any non-qualified defined contribution plans or other deferred compensation plans.

Potential Payments Upon Termination or Change-In-Control

We entered into certain agreements and maintained certain plans that may have required us to make certain payments and/or provide certain benefits to Dr. Schwieterman and Mr. Loar in the event of a termination of their employment or a change of control of the Company during their employment.

Pursuant to the Schwieterman Agreement, Dr. Schwieterman will receive, in lieu of any other severance payments otherwise due and payable to Dr. Schwieterman, (i) a payment of $205,000 in cash, upon the closing of a financing in which at least $10 million in gross proceeds is received by the Company subsequent to the closing of the Merger, and (ii) an additional payment of $205,000 in cash, upon the closing of a financing in which at least an additional $10 million in gross proceeds is received by the Company.

Pursuant to the Loar Separation Agreement, Mr. Loar will receive, in lieu of any other severance payments, a payment of $16,250 for each $1 million in gross proceeds received by the Company in future financings up to a maximum of $325,000. In addition, the Company agreed to extend the term and exercise period of all outstanding vested options held by Mr. Loar for a period of 24 months from the date of the Loar Separation Agreement.

Employment Agreements

On August 23, 2019, the Company entered into Employment Agreements and incentive compensation arrangements with each of its executive officers. The Employment Agreements provide for annual base salaries for each year of the term, subject to review and adjustment by the Board or the Compensation Committee from time to time. Each Employment Agreement provides that the executive shall be eligible for an annual discretionary cash bonus expressed as a percentage the executive’s base salary, subject to their achievement of performance targets and goals established by the Board or the Compensation Committee. Each of the executive officers entered into the Company’s standard form of indemnification agreement.

The initial base salaries and discretionary cash bonus amounts have been set for the executives as follows:

Executive	Title	Initial Base Salary	Discretionary Bonus (% of Base)
Vuong Trieu	Chief Executive Officer	$450,000	50%
Fatih Uckun	Chief Medical Officer	$400,000	40%
Chulho Park	Chief Technology Officer	$350,000	40%
Amit Shah	Chief Financial Officer	$320,000	40%

Each of the Employment Agreements provides that the executive will receive only a portion of the base salary until the completion of a “Financing Event”, which is: (a) the closing of an equity or debt financing with gross proceeds equal to or greater than $4,000,000; (b) the execution of a licensing or collaboration agreement with an up-front payment equal to or greater than $4,000,000; or (c) any combination of (a) and (b) whereby the gross proceeds are equal to or greater than $4,000,000. Messrs. Trieu, Uckun and Park will be paid 50% of their base salary, and Mr. Shah shall receive 60% of his base salary until the completion of a Financing Event. Under the Employment Agreements, the base salary for each executive increases to 100% effective on the closing of the Financing Event and going forward thereafter.

The Employment Agreements provide for equity awards to each executive under the terms of the Mateon Inc. 2017 Equity Incentive Plan (the “Stock Plan”). Each Employment Agreement provides that the executive will receive a restricted stock grant of the Company’s common stock, par value $0.01 per share. The Company will compensate Messrs. Trieu, Uckun, Park and Shah for the taxes actually incurred on grant of the restricted shares. The restricted stock will vest fully on the one year anniversary of employment. The Employment Agreements also provide for grants of incentive stock options to purchase shares of the Company’s common stock under the Stock Plan. Such options were granted at an exercise price of $0.21equal to the Fair Market Value (as defined in the Stock Plan) on the date of grant, and shall vest and become exercisable after one year of employment. Thereafter, each Employment Agreement contemplates that the executive will be eligible to receive a comparable annual grant of restricted shares or stock options as approved by the Board or Compensation Committee and which shall contain the customary terms and provisions of such grants generally to key executives under the Stock Plan.

The initial restricted stock grants and stock option grants have been set for the executives as follows:

Executive	Title	Restricted Stock (Shares)	Stock Options (Shares)
Vuong Trieu	Chief Executive Officer	209,302	313,953
Fatih Uckun	Chief Medical Officer	186,047	279,070
Chulho Park	Chief Technology Officer	162,791	244,186
Amit Shah	Chief Financial Officer	148,837	223,256

The Employment Agreements each have a term that continues until terminated by the Company or the executive. In the event that the Company terminates an executive for “Cause”, or an executive voluntarily resigns his employment, on termination the executive will be entitled to receive all accrued and unpaid base salary, any accrued and unused paid time off, and reimbursement of outstanding business expenses. If the Employment Agreements are terminated by the Company without “Cause” or the executive resigns for “Good Reason” (each as defined in the Employment Agreement) then the executive will be entitled to additional severance benefits including: (a) a lump sum payment equal to 12 months’ of the executive’s then current base salary (18 months in the case of Dr. Trieu); (b) accelerated vesting of all outstanding stock options and incentive compensation awards, and (c) insurance benefits or COBRA coverage for 12 months (18 months in the case of Dr. Trieu).in addition to payment of accrued and unpaid

The Employment Agreements also contain other customary terms and conditions, including covenants and restrictions related to contribution of intellectual property, confidentiality and non-solicitation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of the Record Date, regarding the beneficial ownership of our Common Stock by:

●	each of our directors and our director nominees;

●	each of our executive officers;

●	our directors and executive officers as a group; and

●	each person known to us to beneficially own more than 5% of our Common Stock.

The address for each beneficial owner listed is c/o Mateon Therapeutics, Inc. 29397 Agoura Road, Suite 107, Agoura Hills, California, 91301. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder, subject to community property laws where applicable.

In accordance with applicable SEC rules, the number of shares reflected as beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC. Under those rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days after the Record Date through the exercise of any stock option, warrants or other rights. As detailed in the footnotes to the table, we have included the shares issuable upon conversion of Preferred Stock.

We have computed the percentage of shares beneficially owned on the basis of [●] shares of our Common Stock outstanding as of the Record Date, which reflects the assumed conversion of all of our outstanding shares of Preferred Stock into an aggregate of [●] shares of Common Stock. Shares of our Common Stock that a person has the right to acquire within 60 days after the Record Date through other means, such as a stock option or warrant, are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person (other than the percentage ownership of all directors and executive officers as a group).

Name of Beneficial Owner	Common Stock Beneficially Owned		Percentage of Common Stock
Directors and Officers:
Vuong Trieu	113,867,439	(1)	41.3%
William D. Schwieterman	3,699,768	(2)	1.3%
Steven W. King	3,988,423	(3)	1.4%
Anthony E. Maida III	1,137,314	(4)	* %
Amit Shah	[●]	(5)	[●] %
Fatih Uckun	8,545,504	(6)	3.1%
Chulho Park	16,096,832	(7)	5.8%
All officers and directors as a group (8 persons)	149,397,780	(8)	53.2%

Beneficial owners of more than 5%
Vuong Trieu	113,867,439	(1)	41.3%
Larn Hwang	23,445,992	(9)	8.5%
Chao Hsiao	17,048,605	(10)	6.2%
Chulho Park	16,096,832	(7)	5.8%

(1)	Includes: (a) 90,514,526 shares owned directly by the reporting person, including 74,455,718 shares which are issuable upon conversion of Preferred Stock; (b) 16,780,384 shares registered in the name of Autotelic, Inc., including 13,849,161 shares issuable upon conversion of Preferred Stock, and (c) 6,872,529 shares registered in the name of Dr. Trieu’s spouse, including 5,672,025 shares issuable upon conversion of Preferred Stock. Dr. Trieu is the Chief Executive Officer of Autotelic, Inc. and in that capacity has the sole authority to control the voting and the disposition of Common Stock and Preferred Stock owned by Autotelic, Inc. Dr. Trieu disclaims beneficial ownership of the shares held by Autotelic, Inc., except to the extent of his pecuniary interest therein.

(2)	Consists of (i) 625,747 shares of Common Stock, (ii) 625,000 shares of Common Stock issuable upon exercise of outstanding warrants, and (iii) 2,449,021 shares issuable upon exercise of outstanding stock options.

(3)	Shares held in the name of Artius Bioconsulting, LLC, consists of (i) 696,704 shares of Common Stock and (ii) 3,291,720 shares of Common Stock underlying 3,291.720 shares of Preferred Stock.

(4)	Consists of (i) 198,668 shares of Common Stock and (ii) 938,646 shares of Common Stock underlying 938.646 shares of Preferred Stock.

(5)	Consists of (i) [●]shares of Common Stock, and (ii) [●] shares issuable upon exercise of outstanding stock options.

(6)	Consists of (i) 1,492,742 shares of Common Stock and (ii) 7,052,762 shares of Common Stock underlying 7,052.762 shares of Preferred Stock.

(7)	Consists of (i) 2,811,819 shares of Common Stock and (ii) 13,285,013 shares of Common Stock underlying 13,285.013 shares of Preferred Stock.

(8)	Consists of (i) 26,016,216 shares of Common Stock, (ii) 118,545,043 shares of Common Stock underlying 118,545.043 shares of Preferred Stock, 875,000 shares of Common Stock issuable upon exercise of outstanding warrants, and (iii) 3,961,521 shares issuable upon exercise of outstanding stock options.

(9)	Consists of (i) 4,095,581 shares of Common Stock and (ii) 19,350,411 shares of Common Stock underlying 19,350.411 shares of Preferred Stock.

(10)	Consists of (i) 2,978,076 shares of Common Stock and (ii) 14,070,529 shares of Common Stock underlying 14,070.529 shares of Preferred Stock.

ADDITIONAL INFORMATION

Stockholder Proposals

The Board has not yet determined the date on which our next annual meeting of Stockholders will be held. Any proposal by a Stockholder intended to be presented at the Company’s next annual meeting of stockholders must be received at the Company’s offices in a reasonable amount of time prior to the date on which the information or proxy statement for that meeting is mailed to Stockholders in order to be included in the Company’s information or proxy statement relating to that meeting.

Delivery of Information to a Shared Address

If you and one or more Stockholders share the same address, it is possible that only one Consent Solicitation Statement was delivered to your address. Any registered Stockholder who wishes to receive a separate copy of the Consent Solicitation Statement at the same address now or in the future may mail a request to receive separate copies to the Company at 23937 Agoura Road, Suite 107 Agoura Hills, California 91301, or call the Company at (650) 635-7000 and the Company will promptly deliver the Consent Solicitation Statement to you upon your request. Stockholders who received multiple copies of this Consent Solicitation Statement at a shared address and who wish to receive a single copy may direct their request to the same address.

Where You Can Find More Information about the Company

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You can review and download copies of those materials on the website of the SEC, at www.sec.gov, or in the “SEC filings” section of our website at www.mateon.com.

By Order of the Board of Directors,

/s/ VUONG TRIEU
Vuong Trieu
Chief Executive Officer
Agoura Hills, CA [●], 2019

ACTION BY WRITTEN CONSENT OF THE STOCKHOLDERS OF

MATEON THERAPEUTICS, INC.

[•], 2019

Please sign, date and mail your consent card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00003333303030300000 0 000019

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

By signing and returning this Action by Written Consent, the undersigned stockholder will be deemed to have voted all shares of capital stock owned by the undersigned in the manner directed above with respect to the proposed amendment. If the undersigned stockholder signs and returns this consent but does not check a box, the undersigned will be deemed to have consented FOR approval of the proposed amendment.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this consent. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNEX A

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ONCOTELIC, INC.

Vuong Trieu and Amit Shah hereby certify that:

A. They are the duly elected and acting Chief Executive Officer and Secretary of Mateon Therapeutics, Inc., a Delaware corporation.

B. The original Certificate of Incorporation for the corporation, which was named Oxigene, Inc., was filed with the Delaware Secretary of State on July 9, 1992.

C. Resolutions amending and restating the corporation’s Certificate of Incorporation, were duly adopted in accordance with the provisions of Sections 245 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”) by the directors and stockholders of the corporation.

The Certificate of Incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

1. The name of this corporation is Oncotelic, Inc. (the “Corporation”).

2. The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101. The name of the registered agent of the Corporation at such address is National Registered Agents, Inc.

3. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4. The Corporation is authorized to issue Common Stock and Preferred Stock.

The total number of shares this Corporation shall have authority to issue is Seven Hundred Sixty-Five Hundred Million (765,000,000) shares. Seven Hundred Fifty Million (750,000,000) shares shall be designated Common Stock and shall have a par value of $0.01 per share. Fifteen Million (15,000,000) shares shall be designated Preferred Stock and shall have a par value of $0.01 per share.

Effective upon the filling of this Amended and Restated Certificate of Incorporation (the “Effective Time”), each [•] shares of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one (1) share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional share of Common Stock shall be issued as a result of the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest and subject to applicable withholding taxes) from the Corporation in an amount equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors. Each certificate that immediately prior to the Effective Time represented shares of Common Stock shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the certificate shall have been combined, subject to the elimination of fractional shares as described above.

The Preferred Stock may be issued from time to time in one or more series. The board of directors of the Corporation (the “Board of Directors”) is hereby authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences, and rights and the qualifications, limitations, or restrictions of each such series of Preferred Stock, including without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting such series and the designation thereof. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issue of shares of such series then outstanding, subject to the powers, preferences, and rights and the qualifications, limitations, and restrictions thereof stated in the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

5. Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation (the “Bylaws”) may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

6. Election of directors need not be by written ballot unless the Bylaws shall so provide. The right to cumulate votes in the election of directors shall not exist with respect to shares of stock of the Corporation. Vacancies created by newly created directorships, created in accordance with the Bylaws, may be filled by the vote of a majority, although less than a quorum, of the directors then in office or by a sole remaining director

7. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of, or repeal of this paragraph 7 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

8. The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors. Any amendment, repeal or modification of this paragraph 8 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

9. The Corporation shall have the right, subject to any express provisions or restrictions contained in the Certificate of Incorporation of the Corporation or the Bylaws, from time to time, to amend, alter or repeal any provision of the Certificate of Incorporation in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Certificate of Incorporation or any amendment thereof are conferred subject to such right.

10. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal any or all of the Bylaws of the Corporation; provided however, that the grant of such power to the Board of Directors shall neither divest the stockholders of power, nor limit their power.

11. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine. The forum selection provision does not apply to investor claims that arise outside of the internal affairs of the corporation, such as securities claims arising out of a violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of the paragraph.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer and Secretary, on [DATE].

Vuong Trieu, Chief Executive Officer

Amit Shah, Secretary